Exhibit A

EXHIBIT A

EX PARTE ORDER

IN THE GRAND COURT OF THE CAYMAN ISLANDS

Financial Services DIVISION
FSD CAUSE NO. 108 OF 2022 (CRJ)

IN THE MATTER OF SECTION 92 OF THE COMPANIES ACT (2021 REVISION)

AND

IN THE MATTER OF GLOBAL CORD BLOOD CORPORATION

BETWEEN	Blue Ocean Structure Investment Company Limited	PETITIONER

and	Global Cord Blood Corporation	Respondent

EX PARTE ORDER

PENAL NOTICE

IF YOU GLOBAL CORD BLOOD CORPORATION DISOBEY THIS ORDER YOU MAY BE FINED, HAVE YOUR ASSETS SEIZED AND YOUR DIRECTORS AND/OR OFFICERS MAY BE IMPRISONED.

ANY OTHER PERSON WHO KNOWS OF THIS ORDER AND DOES ANYTHING WHICH HELPS OR PERMITS THE RESPONDENT TO BREACH THE TERMS OF THIS ORDER MAY ALSO BE HELD TO BE IN CONTEMPT OF COURT AND MAY BE IMPRISONED, FINED OR HAVE THEIR ASSETS SEIZED.

THIS ORDER was FILED by BEDELL CRISTIN of 18 Forum Lane, Suite 5305, 3rd Floor, Camana Bay, PO Box 1990, Grand Cayman KY1-1104, Cayman Islands, Attorneys-at-law for and on behalf of the Petitioner whose address for service is that of its said Attorneys-at-law.

UPON THE APPLICATION by the Petitioner by summons ex parte for an injunction

UPON HEARING counsel for the Applicant (the Petitioner)

UPON READING the affidavits and/or affirmations listed in Schedule A

UPON The Applicant providing the Undertakings set out in Schedule B

1.	This is an Injunction made against Global Cord Blood Corporation (the “Respondent”) on 12 May 2022 by Mrs Justice Richards on the application of Blue Ocean Structure Investment Company Limited (the "Applicant”).

2.	This Order was made at a hearing without notice to the Respondent. The Respondent has a right to apply to the court to vary or discharge the order—see paragraphs 3 and 4 below.

IT IS ORDERED THAT

3.	There will be a further hearing in respect of this Crder on 24 May 2022 (the “Return Date").

4.	The Respondent may apply before the Return Date to discharge or vary this Injunction provided that it shall have first provided the Applicant with notice together with any evidence of material relied upon not less than 48 hours before any hearing (not counting weekends).

Injunction

5.	Until after the Return Date or further Order of the Court, the Respondent must not

5.1	take any steps, enter into any arrangements or close on the Material Definitive Agreement to acquire any shares in Cellenkos, Inc announced by the Company on 29 April 2022 (the "Transaction") or any ancillary or related transactions, pending the holding of an Extraordinary General Meeting at which approval of the Transaction is properly put to the Company's members (the ''EGM'') or the determination of the Petition;

THIS ORDER was FILED by BEDELL CRISTIN of 18 Forum Lane, Suite 5305, 3rd Floor, Camana Bay, PO Box 1990, Grand Cayman KY1-1104, Cayman Islands, Attorneys-at-law for and on behalf of the Petitioner whose address for service is that of its said Attorneys-at-law.

5.2	cause, whether by itself or otherwise, the issue, transfer, sale or other dealing with any of its shares, whether related or unrelated to the Transaction, pending the EGM or the determination of the Petition;

5.3	distribute any funds or enter into any financial arrangement pursuant to in relation to the Transaction pending the EGM or the determination of the Petition;

5.4	in any way dispose of, deal with, or diminishing the value of, any of the Company's assets in excess of US$1,000,000.00 in aggregate, without the approval of the Court, pending the EGM or the determination of the Petition;

6	A Respondent which is not an individual which is ordered not to do something must not do it itself or by its directors, officers, partners, employees or agents or in any other way.

Costs

7.	The costs of this application are reserved to the judge hearing the application on the Return Date.

Parties Other than Respondent

8.	It is a contempt of court for any person notified of this Order knowingly to assist in or permit a breach of this Order. Any person doing so may be imprisoned, fined or have their assets seized.

Persons outside the Cayman Islands

9.1	Except as provided in 9.2 below, the terms of this Order do not affect or concern anyone outside the jurisdiction of this Court.

THIS ORDER was FILED by BEDELL CRISTIN of 18 Forum Lane, Suite 5305, 3rd Floor, Camana Bay, PO Box 1990, Grand Cayman KY1-1104, Cayman Islands, Attorneys-at-law for and on behalf of the Petitioner whose address for service is that of its said Attorneys-at-law.

9.2	The terms of this Order will affect the following persons in a country or state outside the jurisdiction of this court–

(a)	the Respondent or his officer or agent appointed by power of attorney;

(b)	any person who—

(i)	is subject to the jurisdiction of this Court;

(ii)	has been given written notice of this Order at his residence or place of business within the jurisdiction of this Court; and

(iii)	is able to prevent acts or omissions outside the jurisdiction of this Court which constitute or assist in a breach of the terms of this Order; and

(c)	any other person, only to the extent that this Order is declared enforceable by or is enforced by a court in that country or state.

DATED the 12th day of May 2022

FILED the 12th day of May 2022

___________________________________________________

THE HONOURABLE MADAM JUSTICE RICHARDS QC

JUDGE OF THE GRAND COURT

THIS ORDER was FILED by BEDELL CRISTIN of 18 Forum Lane, Suite 5305, 3rd Floor, Camana Bay, PO Box 1990, Grand Cayman KY1-1104, Cayman Islands, Attorneys-at-law for and on behalf of the Petitioner whose address for service is that of its said Attorneys-at-law.

SCHEDULE A

Affidavits and/or Affirmations

The Applicant relied on the following affidavits and/or affirmations–

Number	Name	date sworn	filed on behalf of
(1) First	Xiaoyang Chen	5 May 2022	Petitioner

(2) First	Joanne Yarnall	6 May 2022	Petitioner

(3) Second	Xiaoyang Chen	9 May 2022	Petitioner

(4) First	Bianca LaCaille	11 May 2022	Petitioner

THIS ORDER was FILED by BEDELL CRISTIN of 18 Forum Lane, Suite 5305, 3rd Floor, Camana Bay, PO Box 1990, Grand Cayman KY1-1104, Cayman Islands, Attorneys-at-law for and on behalf of the Petitioner whose address for service is that of its said Attorneys-at-law.

SCHEDULE B

Undertakings Given to the Court by the Applicant

1.	If the Court later finds that this Order has caused loss to the Respondent, and decides that the Respondent should be compensated for that loss, the Applicant will comply with any order the Court may make.

2.	The Applicant will fortify the aforesaid undertaking by agreeing that the shares in the Company registered in its name will be available to meet any entitlement to such compensation as the Court may order (the “Shares”).

3.	The Applicant undertakes not to dispose of the Shares until further Order of this Court.

4.	The Applicant will cause an affidavit to be sworn and filed exhibiting any omitted documents.

5.	The Applicant will serve upon the Respondent together with this Order as soon as practicable—

(i)	copies of the affidavits, affirmations and exhibits containing the evidence relied upon by the Applicant, and the Skeleton Argument filed by the Applicant

(ii)	a transcript of the recording or note of this hearing; and

(iii)	a summon to be heard on the Return Date for continuation of the Order.

6.	The Applicant’s legal representatives are Bedell Cristin of 18 Forum Lane, Suite 5305, 3rd Floor, Camana Bay, PO Box 1990, Grand Cayman KY1-1104, Cayman Islands, Atten: Jamie McGee.

THIS ORDER was FILED by BEDELL CRISTIN of 18 Forum Lane, Suite 5305, 3rd Floor, Camana Bay, PO Box 1990, Grand Cayman KY1-1104, Cayman Islands, Attorneys-at-law for and on behalf of the Petitioner whose address for service is that of its said Attorneys-at-law.